Exhibit 99.1

Company Contacts:

Gregg Bodnar

Chief Financial Officer

(630) 410-4633

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

ICR, Inc.

Alecia Pulman

(203) 682-8224

ULTA BEAUTY ANNOUNCES FIRST QUARTER 2012 RESULTS

Total Sales Increased 22.8%

Comparable Store Sales Increased 10.1%

Diluted EPS Increased 45.9% to $0.54

Bolingbrook, IL – June 5, 2012 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“First Quarter”) ended April 28, 2012, which compares to the same period ended April 30, 2011.

For the First Quarter:

•	Net sales increased 22.8% to $474.1 million from $386.0 million in the first quarter of fiscal 2011;

•	Comparable store sales (sales for stores open at least 14 months) increased 10.1% compared to an increase of 11.1% in the first quarter of fiscal 2011;

•	Gross profit increased 110 basis points to 36.0% from 34.9% in the first quarter of fiscal 2011;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 110 basis points compared to the first quarter of fiscal 2011;

•

Preopening expenses increased to $2.5 million, compared to $1.2 million in the first quarter of fiscal 2011 due to the Company’s accelerated new store program which included 18 new stores and one relocation in the first quarter of fiscal 2012 compared to five new stores, one relocation and two remodels in the first quarter of fiscal 2011;

•	Operating income increased 47.1% to $57.4 million, or 12.1% of net sales, compared to $39.1 million, or 10.1% of net sales, in the first quarter of fiscal 2011;

•	Net income increased 49.7% to $34.9 million compared to $23.3 million in the first quarter of fiscal 2011;

•	Income per diluted share increased 45.9% to $0.54 compared to $0.37 in the first quarter of fiscal 2011.

Chuck Rubin, President and Chief Executive Officer of Ulta stated, “2012 is off to a great start. Our team delivered another quarter of excellent financial performance by continuing to execute on our five point strategy of accelerating store growth, introducing our guests to new brands, products, and services, enhancing our loyalty program, broadening our marketing reach, and increasing our focus on Ulta.com. In the first quarter we grew net sales by 23%, driven by strong new store performance and double digit same store sales. Combining our growth initiatives with our operating margin expansion strategies, we grew earnings per share at twice the rate of sales, with earnings per share increasing 46%. Looking ahead, we remain confident in achieving our long-term targets for sales and earnings growth as we continue to provide a unique offering and a customer experience that are fueling steady market share gains. Also, we are pleased to announce that we have completed an analysis of the long-term potential in the U.S. for our 10,000 square foot store model and have increased our store plan by 20% to 1,200 stores, compared to our previous estimate of 1,000 stores. Finally, we will be adding new Lancôme boutiques to approximately 50 additional stores prior to this holiday selling season. This will bring our total Lancôme boutique count to about 79. We also will be making additional investments in selected stores to improve our prestige offering and accommodate the future addition of other prestige brand boutiques. We believe both of these efforts will be exciting for our guests and reinforce Ulta’s positioning as the beauty authority,” Mr. Rubin concluded.

Balance Sheet

Merchandise inventories at the end of the first quarter totaled $332.1 million, compared to $255.5 million at the end of first quarter of fiscal 2011, representing an increase of $76.6 million. The increase in inventory was primarily due to the addition of 73 net new stores opened since April 30, 2011, the opening of the Company’s third distribution center in Chambersburg, Pennsylvania during the first quarter 2012, and the acceleration of its new store opening program. Average inventory per store, including the investment in the new Chambersburg distribution center, increased 9.6% compared to the prior year. Excluding the investment to start-up the new Chambersburg distribution center, average inventory per store increased approximately 4%, well below the same store sales increase as the Company continues to apply its proven disciplines to deliver an excellent customer experience and increase inventory productivity.

The Company did not utilize its credit facility during the three month period ended April 28, 2012.

Store Expansion

During the first quarter, the Company opened 18 stores located in Augusta, GA; Bloomfield Hills, MI; Blue Springs, MO; Bozeman, MT; Carrollton, TX; Covington, LA; Evansville, IN; Fort Gratiot, MI; Goleta, CA; Joplin, MO; Kennewick, WA; Lancaster, OH; Pasadena, TX; Saginaw, MI; San Diego, CA; St. George, UT; Vacaville, CA and Vestal, NY and

relocated one store in Bloomingdale, IL. The Company ended the first quarter with 467 stores and square footage of 4,949,854, which represents a 19% increase in square footage compared to the first quarter of fiscal 2011.

Outlook

For the second quarter of fiscal 2012, the Company currently expects net sales in the range of $466 million to $473 million, compared to actual net sales of $394.6 million in the second quarter of fiscal 2011. This assumes comparable stores sales increase 6% to 8%, compared to an 11.3% increase last year, which would result in a two year comparable store sales increase of 17.3% to 19.3%.

Income per diluted share for the second quarter of fiscal 2012 is estimated to be in the range of $0.49 to $0.51. The range includes approximately $0.02 per diluted share of additional costs associated with the planned expansion of prestige brand boutiques and the start-up of the Company’s new Chambersburg distribution center. This compares to income per diluted share for the second quarter of fiscal 2011 of $0.38.

For fiscal 2012, the Company plans to:

•	achieve comparable store sales growth in the range of 7% to 8%, approximately 200 to 300 basis points above the high end of the Company’s long-term comparable store sales growth goal of 3% to 5%;

•

deliver net income growth above the high end of the Company’s long term target of 25% to 30%, including the negative impact of $0.08 to $0.09 of income per diluted share associated with the accelerated new store program, the opening of the new Chambersburg distribution center and the planned expansion of prestige brand boutiques;

•

incur capital expenditures of approximately $180 million, including approximately $10 million in incremental capital required for the planned expansion of prestige brand boutiques, compared to $128.6 million in fiscal 2011;

•	expand square footage by approximately 22% with the opening of approximately 100 new stores;

•	remodel approximately 21 locations; and

•	generate free cash flow.

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, June 5, 2012, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 12, 2012 and can be accessed by dialing (877) 870-5176 and entering conference ID number 394740.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of April 28, 2012, the Company operates 467 retail stores across 44 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended January 28, 2012. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	April 28, 2012		April 30, 2011
	(Unaudited)		(Unaudited)
Net sales	$474,098	100.0%	$386,006	100.0%
Cost of sales	303,186	64.0%	251,101	65.1%

Gross profit	170,912	36.0%	134,905	34.9%

Selling, general and administrative expense	110,943	23.4%	94,615	24.5%
Pre-opening expenses	2,523	0.5%	1,230	0.3%

Operating income	57,446	12.1%	39,060	10.1%
Interest expense	21	0.0%	173	0.0%

Income before income taxes	57,425	12.1%	38,887	10.1%
Income tax expense	22,557	4.8%	15,591	4.0%

Net income	$34,868	7.4%	$23,296	6.0%

Net income per common share:
Basic	$0.56		$0.38
Diluted	$0.54		$0.37

Weighted average common shares outstanding:
Basic	62,496		60,554
Diluted	64,072		62,758

Dividends declared per common share	$1.00		$—

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Balance Sheets

(In thousands)

	April 28, 2012	January 28, 2012	April 30, 2011
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents (1)	$266,345	$253,738	$116,811
Receivables, net	22,328	26,153	15,634
Merchandise inventories, net	332,065	244,647	255,547
Prepaid expenses and other current assets	40,102	43,430	32,513

Prepaid income taxes	—	—	4,233
Deferred income taxes	12,257	12,264	8,922

Total current assets	673,097	580,232	433,660

Property and equipment, net	384,904	376,985	332,147

Total assets	$1,058,001	$957,217	$765,807

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$111,889	$86,442	$81,510
Accrued liabilities	77,375	74,411	66,488
Dividends payable (1)	62,420	—	—
Accrued income taxes	5,764	4,002	—

Total current liabilities	257,448	164,855	147,998

Deferred rent	171,973	163,463	139,359
Deferred income taxes	43,675	44,195	29,084

Total liabilities	473,096	372,513	316,441

Commitments and contingencies

Total stockholders’ equity	584,905	584,704	449,366

Total liabilities and stockholders’ equity	$1,058,001	$957,217	$765,807

(1)	The Company paid a cash dividend of $1.00 per share on May 15, 2012.

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	April 28, 2012	April 30, 2011
	(Unaudited)
Operating activities
Net income	$34,868	$23,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,985	17,510
Deferred income taxes	(513)	(942)
Non-cash stock compensation charges	2,893	2,808
Excess tax benefits from stock-based compensation	(16,550)	(8,736)
Loss on disposal of property and equipment	255	477
Change in operating assets and liabilities:
Receivables	3,825	6,658
Merchandise inventories	(87,418)	(37,031)
Prepaid expenses and other current assets	3,328	277
Income taxes	18,312	15,187
Accounts payable	25,447	(5,583)
Accrued liabilities	(1,396)	(14,271)
Deferred rent	8,510	4,787

Net cash provided by operating activities	12,546	4,437

Investing activities
Purchases of property and equipment	(24,799)	(19,540)

Net cash used in investing activities	(24,799)	(19,540)

Financing activities
Stock options exercised	8,310	11,993
Excess tax benefits from stock-based compensation	16,550	8,736

Net cash provided by financing activities	24,860	20,729

Net increase in cash and cash equivalents	12,607	5,626
Cash and cash equivalents at beginning of period	253,738	111,185

Cash and cash equivalents at end of period	$266,345	$116,811

Exhibit 4

2011 Store Expansion

Fiscal 2012	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	449	18	0	467

Fiscal 2012	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	4,747,148	202,706	0	4,949,854